                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING

         (Check One): __ Form 10-K __ Form 20-F __ Form 11-K _X_ Form 10-Q
                                 __ Form N-SAR

                       For period Ended: March 31, 2000

                       (  ) Transition Report on Form 10-K

                       (  ) Transition Report on Form 20-F

                       (  ) Transition Report on Form 11-K

                       ( X ) Transition Report on Form 10-Q

                       (  ) Transition Report on Form N-SAR

                       For the Transition Period Ended: ________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

                             I-Transaction.net Inc.
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Full Name of Registrant

                              Phoenix Summus Corp.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Name)

                               934 The East Mall,
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City, State and Zip Code

                          Etobicoke, Ontario, M9B 6J9
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PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expanse and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense,

X (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

    State below in reasonable detail the reasons why Forms 10-K, 20-f, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

    The Company is awaiting receipt of review report prepared by the Company's independent auditor and the completed footnotes to the financial statements for the quarter ended March 31, 2000.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this information


       Joanne Broeders                      416                         621-9023
            Name                        (Area Code)                (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                X  YES    __  NO
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                __  YES    X  NO

    If so attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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_____________________________I-Transaction.net Inc._____________________________
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: __May 14, 2000__   By: /s/__Joanne Broeders__